G.D. Dickson, Professional Geologist
2322 Kilmarnock Cr.
North Vancouver, BC
Canada

October 24, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549-4561

Re: Jackson Ventures, Inc. - Form 8-K Current Report

Dear Sirs:

As a consulting geologist I hereby consent to the inclusion of information from, or incorporation by reference in the Form 8-K Current Report for Jackson Ventures, Inc. dated on or about October 24 , 2006, and thereafter, of the following:

  My report entitled "Interim Report on the Results of Lithogeochemical Sampling Program, Allard Copper-Silver-Gold-PGM Deposit, La Plata and Montezuma Counties, Colorado, USA" dated October 18, 2006, which was prepared by me for Jackson Ventures, Inc.

In addition, I hereby also consent to the reference to my name in the referenced Form 8-K Current Report for Jackson Ventures Inc.

Yours truly,

/s/ G.D. Dickson

G.D. Dickson, P. Geol.